Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. NAMES JOHN BOWES

AS PRESIDENT OF XPRESS GLOBAL SYSTEMS SUBSIDIARY

CHATTANOOGA, Tenn. (August 4, 2006) - U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) today announced the appointment of John Bowes as President of its Xpress Global Systems subsidiary. Mr. Bowes has served as the Executive Vice President and General Manager of Xpress Global Systems during the past year, and he has held a series of leadership positions since joining the company in 1993.

Prior to Mr. Bowes' appointment, U.S. Xpress Enterprises, Inc. Co-Chairman and CEO Max Fuller had also been serving as the President of Xpress Global Systems. In his new position, Mr. Bowes will oversee all aspects of Xpress Global Systems' operations, customer service, sales and marketing, safety and driver recruiting.

"John Bowes has been a driving force in returning our Xpress Global Systems subsidiary to profitability," said Mr. Fuller. "As we exited the air cargo market in 2005, John's knowledge of the floor covering logistics, warehousing and distribution markets played a significant role in our efforts to retool the focus of Xpress Global Systems. As Executive Vice President and General Manager, John has combined his extensive knowledge of our operation and customer base with his ability to lead his team toward a shared goal of improved results. Most importantly over the past year, John has demonstrated a proven talent as an agent of positive change in a challenging business environment."

"John's work as a leader of the turnaround team at Xpress Global Systems has been very impressive," said U.S. Xpress Co-Chairman Patrick Quinn. "Max and I first became familiar with John's expertise during Craig Fuller's tenure as President of Xpress Global. In looking back at the turnaround of Xpress Global, Craig provided the initial momentum with the company's exit from the air cargo market. John then took the next steps as he worked with his team to implement the internal improvements that have further enhanced Xpress Global Systems leadership in the markets we serve."

"I appreciate the opportunity to serve Xpress Global Systems and U.S. Xpress Enterprises in this new role. I also value the trust that the company's leadership has placed in my abilities," said Mr. Bowes. "I am looking forward to striving to enhance the position of Xpress Global Systems in the markets that utilize our services."

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 500 trucks primarily in the Eastern United States. Please visit the Company's website at www.usxpress.com.

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